Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS THIRD QUARTER 2009 RESULTS

SURPASSED 2 MILLION OPTIMUM VOICE CUSTOMERS IN THIRD QUARTER

Bethpage, N.Y., November 3, 2009 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the third quarter ended September 30, 2009.

Third quarter consolidated net revenues grew 5.3% to $1.840 billion compared to the prior year period, reflecting solid revenue growth in Telecommunications Services and Rainbow.  Consolidated adjusted operating cash flow (“AOCF”) (1) increased 14.7% to $667.7 million and consolidated operating income grew 32.2% to $381.6 million, both compared to the prior year period.  Third quarter 2009 AOCF and operating income include favorable adjustments of $25.7 million relating to the resolution of regulatory and legal matters at Cable.  Excluding the impact of these items, the growth in AOCF and operating income would have been 10.3% and 23.3%, respectively.

Operating highlights for the third quarter 2009 include:

•                  Year-to-date Consolidated Free Cash Flow from Continuing Operations(1) of $623.0 million

•                  Cable Television net revenue growth of 4.5% and AOCF growth of 7.3% (excluding adjustments) for the quarter

•                  Rainbow AOCF growth of 37.8% for the quarter compared to prior year period

•                  Madison Square Garden AOCF growth of 151.5% for the quarter compared to prior year period

•                  Average Monthly Revenue per Basic Video Customer (“RPS”) of $141.03 in the third quarter of 2009

Cablevision President and CEO James L. Dolan commented:  “Cablevision continued to deliver solid results in the third quarter.  In addition to an increase in revenue, the company reported an impressive gain in AOCF fueled by continuing growth across all of our key businesses — cable, Rainbow and MSG.  Also noteworthy in the third quarter, Cablevision generated $220 million in free cash flow, our cable business surpassed two million voice customers and Rainbow National Services’ generated a significant increase in advertising revenue of more than 18 percent.  We are pleased with our momentum in what remains a challenging environment and continue to focus on building our businesses for the long-term. Separately, we are moving forward with the spin-off of our Madison Square Garden business and believe we are on track to complete the transaction by year-end,” Mr. Dolan concluded.

Results from Continuing Operations (2)

Segment results for the quarters ended September 30, 2009 and 2008 are as follows:

	Revenues, Net		AOCF		Operating Income (Loss)
$ millions	Q3 2009	Q3 2008	Q3 2009	Q3 2008	Q3 2009	Q3 2008
Telecommunications	$1,362.0	$1,298.7	$575.0	$510.7	$354.3	$282.9
Rainbow	260.1	251.4	86.0	62.5	53.5	29.3
MSG	161.8	160.8	31.6	12.6	12.3	(8.4)
Newsday	79.9	73.5	5.6	8.5	(0.8)	4.2
Other (including eliminations)	(23.9)	(36.8)	(30.5)	(12.0)	(37.7)	(19.4)
Total Company	$1,839.9	$1,747.6	$667.7	$582.3	$381.6	$288.6

(1)         See definition of adjusted operating cash flow (“AOCF”) and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

(2)         Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

Telecommunications Services — Cable Television and Lightpath

Telecommunications Services includes Cable Television — Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure — and its “Optimum Lightpath” branded commercial data and voice services.

Telecommunications Services net revenues for the third quarter 2009 rose 4.9% to $1.362 billion, AOCF grew 12.6% to $575.0 million and operating income increased 25.3% to $354.3 million, all compared to the prior year period.  Third quarter 2009 AOCF and operating income include favorable adjustments of $25.7 million relating to the resolution of regulatory and legal matters.  Excluding the impact of these items, the growth in AOCF and operating income would have been 7.5% and 16.2%, respectively.

Cable Television

Cable Television third quarter 2009 net revenues increased 4.5% to $1.303 billion, AOCF rose 12.5% to $550.9 million and operating income increased 24.5% to $350.2 million, each compared to the prior year period.  The increases in net revenues, AOCF and operating income were principally driven by the growth in digital video, high-speed data, and voice customers as well as higher rates reflected in third quarter 2009 results.  Third quarter 2009 AOCF and operating income include the impact of the items discussed above.  Excluding these items, the growth in AOCF and operating income would have been 7.3% and 15.4%, respectively.

The third quarter 2009 results reflect:

•                  Basic video customers down 27,300 or 0.9% from June 2009 and down 46,200 or 1.5% from September 2008

•                  iO: Interactive Optimum digital video customers down 14,300 or 0.5% from June 2009 and up 73,800 or 2.6% from September 2008

•                  Optimum Online high-speed data customers up 19,100 or 0.8% from June 2009 and 95,000 or 3.9% from September 2008

•                  Optimum Voice customers up 34,000 or 1.7% from June 2009 and 176,400 or 9.7% from September 2008

•                  Revenue Generating Units up 11,500 or 0.1% from June 2009 and 299,100 or 2.9% from September 2008

•                  Cable Television RPS of $141.03, up $1.34 or 1.0% from the second quarter of 2009 and up $7.92 or 5.9% from the third quarter of 2008

Optimum Lightpath

For third quarter 2009, Lightpath net revenues increased 3.8% to $65.1 million, AOCF increased 14.5% to $24.1 million and operating income improved $2.5 million to $4.1 million, each as compared to the prior year period.  The improved results were due principally to the continued expansion of the more efficient, higher margin Ethernet business and include the impact of the acquisition of 4Connections in October 2008.

Rainbow

Rainbow consists of the Rainbow National Services (“RNS”) — AMC, WE tv and IFC — as well as Other Programming which includes:  Sundance (effective June 16, 2008), News 12 Networks, VOOM HD (domestic programming discontinued in January 2009), IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

Rainbow net revenues for the third quarter of 2009 increased 3.5% to $260.1 million, AOCF rose 37.8% to $86.0 million, and operating income grew 82.7% to $53.5 million, all compared to the prior year period.

AMC/WE tv/IFC

Third quarter 2009 net revenues grew 11.4% to $206.2 million, AOCF increased 17.1% to $95.9 million and operating income grew 23.2% to $79.2 million, each compared to the prior year period.

The third quarter 2009 AOCF results reflect:

•                  Viewing subscriber increases of 4.7% at WE tv, 3.3% at IFC and 1.2% at AMC, all compared to September 2008

•                  A 7.3% increase in affiliate revenue compared to the prior year period

•                  An 18.2% increase in advertising revenue, as compared to the prior year period, driven principally by higher units sold at AMC and higher ratings at WE tv

•                  A 6.9% increase in operating costs compared to the prior year period, primarily due to increased programming costs at WE tv and AMC principally related to original programming partially offset by lower marketing costs at AMC and IFC.

Other Programming

Third quarter 2009 net revenues decreased 17.2% to $60.2 million, AOCF improved 49.3% to a deficit of $9.8 million and operating loss improved 26.4% to a loss of $25.8 million, all as compared to the prior year period.  The revenue decline was primarily the result of the discontinuation of the domestic programming business at VOOM HD and the sale of our VOD services (Lifeskool and sportskool) in the 2009 results.  The improvement to the AOCF deficit and operating loss was primarily due to cost savings related to VOOM HD as well as improved results at Sundance.

Madison Square Garden

Madison Square Garden’s primary businesses include: MSG Media (MSG, MSG Plus, Fuse, and MSG Interactive), MSG Entertainment and MSG Sports (including the New York Knicks, the New York Rangers, the New York Liberty and a wide variety of other premiere live sporting events).  Its operations include the MSG Arena, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre and The Chicago Theatre.  In addition there is a booking arrangement related to the Wang Theatre in Boston.

Madison Square Garden’s third quarter 2009 net revenues increased 0.6% to $161.8 million, AOCF increased 151.5% to $31.6 million and operating income increased $20.7 million to $12.3 million, all compared to third quarter 2008.

MSG’s third quarter results were impacted by:

•                  MSG Media, including a $10.7 million increase in revenues due to higher network affiliation fees as well as a $6.3 million decrease in operating costs

•                  MSG Entertainment, including a $9.8 million decrease in revenues offset by a $5.9 million decrease in event-related variable costs primarily due to fewer entertainment events in the Madison Square Garden Arena.

•                  Lower legal and other professional fees of $8.9 million.

Newsday

The Newsday segment consists of Newsday, a daily newspaper that primarily serves Long Island; amNewYork, a free daily serving New York City; various Internet properties including Newsday.com; and Star Community Publishing, the northeast’s largest group of weekly shopper publications.

Newsday’s third quarter 2009 net revenues were $79.9 million, AOCF was $5.6 million and operating loss was $0.8 million.

Newsday’s third quarter 2008 net revenues were $73.5 million, AOCF was $8.5 million and operating income was $4.2 million.  Newsday’s third quarter 2008 results include the period from July 30, 2008 through September 30, 2008.

Other Matters

In late October 2009, the Company received a ruling from the IRS with respect to the tax-free nature of the MSG spin-off.  The Company believes that it is on track to complete the transaction by year-end.

On November 2, 2009, the Board of Directors of Cablevision declared a quarterly dividend of $0.10 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock. This quarterly dividend is payable on December 4, 2009 to shareholders of record at the close of business on November 13, 2009.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

We define Consolidated Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading media and entertainment companies. Its cable television operations serve more than 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision operates several successful programming businesses, including AMC, IFC, Sundance Channel and WE tv, through Rainbow Media Holdings LLC, and serves the New York area as publisher of Newsday and other niche publications through Newsday LLC. In addition to these businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company operates New York’s famed Radio City Music Hall, the Beacon Theatre, and The Chicago Theatre, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Senior Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The conference call will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (888) 694-4641/ Conference ID Number 34556266

Conference call replay number (706) 645-9291/ Conference ID Number 34556266 until November 10, 2009

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009 (a)	2008 (a)	2009 (a)	2008 (a)
Revenues, net	$1,839,895	$1,747,560	$5,628,312	$5,186,344
Adjusted operating cash flow	$667,700	$582,257	$1,895,694	$1,695,997
Share-based compensation expense	(17,246)	(15,727)	(53,384)	(42,469)
Restructuring (expense) credits	(1,834)	(366)	(5,690)	1,247
Operating income before depreciation and amortization	648,620	566,164	1,836,620	1,654,775
Depreciation and amortization (including impairments)	266,975	277,541	818,935	826,155
Operating income	381,645	288,623	1,017,685	828,620
Other income (expense):
Interest expense, net	(182,701)	(193,747)	(562,735)	(582,727)
Gain (loss) on investments, net	51,543	13,324	(349)	(75,811)
Gain (loss) on equity derivative contracts, net	(43,833)	(4,731)	(1,095)	62,490
Loss on interest rate swap contracts, net	(44,146)	(29,852)	(63,975)	(21,942)
Write-off of deferred financing costs	—	—	(549)	—
Loss on extinguishment of debt	—	—	(21,495)	(2,424)
Miscellaneous, net	695	476	4,243	1,636
Income from continuing operations before income taxes	163,203	74,093	371,730	209,842
Income tax expense	(64,604)	(42,723)	(165,036)	(112,844)
Income from continuing operations	98,599	31,370	206,694	96,998
Income (loss) from discontinued operations, net of taxes	—	32	(18)	(944)
Net income	98,599	31,402	206,676	96,054
Net loss (income) attributable to noncontrolling interests	343	(454)	491	(963)
Net income attributable to Cablevision Systems Corporation shareholders	$98,942	$30,948	$207,167	$95,091

Basic net income per share:
Income from continuing operations attributable to Cablevision Systems Corporation shareholders	$0.34	$0.11	$0.71	$0.33
Income (loss) from discontinued operations attributable to Cablevision Systems Corporation shareholders	$—	$—	$—	$—
Net income attributable to Cablevision Systems Corporation shareholders	$0.34	$0.11	$0.71	$0.33
Basic weighted average common shares (in thousands)	292,346	290,365	291,418	290,150

Diluted net income per share:
Income from continuing operations attributable to Cablevision Systems Corporation shareholders	$0.33	$0.10	$0.70	$0.33
Income (loss) from discontinued operations attributable to Cablevision Systems Corporation shareholders	$—	$—	$—	$—
Net income attributable to Cablevision Systems Corporation shareholders	$0.33	$0.10	$0.70	$0.32
Diluted weighted average common shares (in thousands)	300,079	295,921	297,418	294,995

Amounts attributable to Cablevision Systems Corporation shareholders:
Income from continuing operations, net of taxes	$98,942	$30,916	$207,185	$96,035
Income (loss) from discontinued operations, net of taxes	—	32	(18)	(944)
Net income	$98,942	$30,948	$207,167	$95,091

(a)                     Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)

(Dollars in thousands, except per share data)

(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:

•                  Depreciation and amortization (including impairments).  This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.

•                  Restructuring credits (expense).  This adjustment eliminates the expenses or credits associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.

•                  Share-based compensation benefit (expense). This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

	Nine Months Ended September 30,
	2009 (a)	2008 (a)
CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS (b)
Net cash provided by operating activities (c)	$1,206,209	$1,089,719
Less: capital expenditures (d)	(583,160)	(633,579)
Consolidated free cash flow from continuing operations	$623,049	$456,140

(a)                      Excludes the net operating results of FSN Bay Area and Rainbow DBS’ distribution operations which are reported in discontinued operations.  Discontinued operations used a total of $7.1 million in cash for the nine months ended September 30, 2008.

(b)                     See non-GAAP financial measures on page 4 of this release for a definition and discussion of Free Cash Flow from continuing operations.

(c)                      The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)                     See page 11 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

REVENUES, NET

	Three Months Ended September 30,		%
	2009 (a)	2008 (a)	Change

Cable Television	$1,303,074	$1,246,736	4.5%
Optimum Lightpath	65,077	62,690	3.8%
Eliminations (b)	(6,191)	(10,677)	42.0%
Total Telecommunications	1,361,960	1,298,749	4.9%
AMC/WE tv/IFC	206,175	185,030	11.4%
Other Programming (c)	60,166	72,645	(17.2)%
Eliminations (b)	(6,236)	(6,266)	0.5%
Total Rainbow	260,105	251,409	3.5%
MSG	161,764	160,818	0.6%
Newsday (d)	79,944	73,468	—%
Other (e)	21,274	20,275	4.9%
Eliminations (f)	(45,152)	(57,159)	21.0%
Total Cablevision	$1,839,895	$1,747,560	5.3%

	Nine Months Ended September 30,		%
	2009 (a)	2008 (a)	Change

Cable Television	$3,873,477	$3,702,692	4.6%
Optimum Lightpath	189,234	183,570	3.1%
Eliminations (b)	(16,467)	(34,222)	51.9%
Total Telecommunications	4,046,244	3,852,040	5.0%
AMC/WE tv/IFC	599,322	550,165	8.9%
Other Programming (c)	179,517	184,221	(2.6)%
Eliminations (b)	(17,140)	(18,131)	5.5%
Total Rainbow	761,699	716,255	6.3%
MSG	650,418	645,400	0.8%
Newsday (d)	252,032	73,468	—%
Other (e)	59,224	54,991	7.7%
Eliminations (f)	(141,305)	(155,810)	9.3%
Total Cablevision	$5,628,312	$5,186,344	8.5%

(a)                      Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)                     Represents intra-segment revenues.

(c)                      Includes News 12 Networks, VOOM HD Networks (domestic programming discontinued in January 2009), Sundance (effective September 16, 2008), Lifeskool (sold in October 2008), sportskool (sold in September 2008), IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(d)                     Newsday’s financial information for 2008 reflects its operating results from July 30, 2008 to September 30, 2008.

(e)                      Represents net revenues of Clearview Cinemas, PVI Virtual Media and certain other items.

(f)                        Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended September 30,		%	Three Months Ended September 30,		%
	2009 (a)	2008 (a)	Change	2009 (a)	2008 (a)	Change

Cable Television	$550,917	$489,681	12.5%	$350,185	$281,248	24.5%
Optimum Lightpath	24,075	21,033	14.5%	4,112	1,615	154.6%
Total Telecommunications	574,992	510,714	12.6%	354,297	282,863	25.3%
AMC/WE tv/IFC	95,864	81,831	17.1%	79,230	64,286	23.2%
Other Programming (b)	(9,818)	(19,370)	49.3%	(25,758)	(35,015)	26.4%
Total Rainbow	86,046	62,461	37.8%	53,472	29,271	82.7%
MSG	31,600	12,565	151.5%	12,255	(8,434)	—%
Newsday (c)	5,573	8,497	—%	(824)	4,243	—%
Other (d)	(30,511)	(11,980)	—%	(37,555)	(19,320)	(94.4)%
Total Cablevision	$667,700	$582,257	14.7%	$381,645	$288,623	32.2%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Nine Months Ended September 30,		%	Nine Months Ended September 30,		%
	2009 (a)	2008 (a)	Change	2009 (a)	2008 (a)	Change

Cable Television	$1,579,294	$1,455,136	8.5%	$966,015	$824,454	17.2%
Optimum Lightpath	70,111	59,794	17.3%	9,712	318	—%
Total Telecommunications	1,649,405	1,514,930	8.9%	975,727	824,772	18.3%
AMC/WE tv/IFC	276,422	246,879	12.0%	224,802	195,425	15.0%
Other Programming (b)	(30,423)	(61,444)	50.5%	(83,498)	(108,051)	22.7%
Total Rainbow	245,999	185,435	32.7%	141,304	87,374	61.7%
MSG	60,100	36,596	64.2%	3,409	(23,582)	114.5%
Newsday (c)	10,684	8,497	—%	(10,654)	4,243	—%
Other (d)	(70,494)	(49,461)	(42.5)%	(92,101)	(64,187)	(43.5)%
Total Cablevision	$1,895,694	$1,695,997	11.8%	$1,017,685	$828,620	22.8%

(a)          Operating results of FSN Bay Area and Rainbow DBS’ distribution operations are included in discontinued operations for all periods presented as applicable.

(b)         Includes News 12 Networks, VOOM HD Networks (domestic programming discontinued in January 2009), Sundance (effective September 16, 2008), Lifeskool (sold in October 2008), sportskool (sold in September 2008), IFC Entertainment, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow businesses.

(c)          Newsday’s financial information for 2008 reflects its operating results from July 30, 2008 to September 30, 2008.

(d)         Includes unallocated corporate general and administrative costs, operating results of Clearview Cinemas, MSG Varsity, PVI Virtual Media, and certain other items.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

CABLE TELEVISION	September 30, 2009	June 30, 2009	September 30, 2008
Revenue Generating Units (in thousands)
Basic Video Customers	3,066	3,093	3,112
iO Digital Video Customers	2,888	2,902	2,814
Optimum Online High-Speed Data Customers	2,522	2,503	2,427
Optimum Voice Customers	2,001	1,967	1,825
Total Revenue Generating Units	10,477	10,465	10,178

Customer Relationships (in thousands) (a)	3,305	3,321	3,325

Homes Passed (in thousands)	4,803	4,782	4,707

Penetration
Basic Video to Homes Passed	63.8%	64.7%	66.1%
iO Digital to Basic Penetration	94.2%	93.8%	90.4%
Optimum Online to Homes Passed	52.5%	52.3%	51.6%
Optimum Voice to Homes Passed	41.7%	41.1%	38.8%

Revenues for the three months ended (dollars in millions)

Video (b)	$771	$769	$741
High-Speed Data	287	288	276
Voice	194	192	175
Advertising	28	26	31
Other (c)	23	23	24
Total Cable Television Revenue	$1,303	$1,298	$1,247

Average Monthly Revenue per Basic Video Customer (“RPS”) (d)	$141.03	$139.69	$133.11

(a)                      Number of customers who receive at least one of the company’s services, including business modem only customers.

(b)                     Includes analog, digital, PPV, VOD and DVR revenue.

(c)                      Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(d)                     RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video customers for the quarter.

RAINBOW	September 30, 2009	June 30, 2009	September 30, 2008
Viewing Subscribers (in thousands)
AMC	86,900	86,600	85,800
WE tv	62,200	62,200	59,400
IFC	49,800	49,800	48,200
Sundance	34,000	33,100	30,300

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

		September 30, 2009
	CAPITALIZATION

	Cash and cash equivalents (a)	$1,206,171

	Bank debt	$5,341,250
	Senior notes and debentures	6,246,689
	Senior subordinated notes	323,754
	Collateralized indebtedness	402,025
	Capital lease obligations	57,848
	Debt	$12,371,566

	LEVERAGE

	Debt	$12,371,566
Less:	Collateralized indebtedness of unrestricted subsidiaries (b)	402,025
	Cash and cash equivalents (a)	1,206,171
	Net debt	$10,763,370

	Leverage Ratios (c)
Consolidated net debt to AOCF leverage ratio (b) (d)	4.1	x
Restricted Group leverage ratio (Bank Test) (e) (f)	4.2	x
CSC Holdings notes and debentures leverage ratio (e) (f)	4.0	x
Cablevision senior notes leverage ratio (f) (g)	5.2	x
Rainbow National Services notes leverage ratio (h)	3.1	x

(a)                      Includes $869,600 of cash held to repay senior notes due in 2011 and 2012 classified in “Other Assets” in our consolidated balance sheet.

(b)                     Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(c)                      Leverage ratios are based on face amount of outstanding debt.

(d)                     AOCF is annualized based on the third quarter 2009 results, as reported, except with respect to Madison Square Garden, which is based on a trailing 12 months.

(e)                      Reflects the debt to cash flow ratios applicable under CSC Holdings’ bank credit agreement and senior notes indentures (which exclude Cablevision’s approximately $1.9 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are primarily comprised of Rainbow, MSG and Newsday).  The annualized AOCF (as defined) used in the Restricted Group leverage ratio and the CSC Holdings notes and debentures leverage ratio is $2.16 billion and $2.24 billion, respectively.

(f)                        Includes CSC Holdings’ guarantee of Newsday LLC’s $650 million senior secured credit facility.

(g)                     Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s approximately $1.9 billion of senior notes plus the $682 million of senior notes Cablevision contributed to Newsday Holdings LLC.

(h)                     Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures.  The annualized AOCF (as defined) used in the notes ratio is $405.3 million.

CABLEVISION SYSTEMS CORPORATION

CAPITAL EXPENDITURES

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2009	2008
CAPITAL EXPENDITURES

Consumer premise equipment	$84,989	$116,363
Scalable infrastructure	37,151	55,557
Line extensions	8,289	7,346
Upgrade/rebuild	5,541	1,476
Support	23,335	27,662
Total Cable Television	159,305	208,404
Optimum Lightpath	19,121	16,007
Total Telecommunications	178,426	224,411
Rainbow	4,404	6,106
MSG	13,430	13,434
Newsday	2,133	805
Other (Corporate, Theatres, MSG Varsity and PVI)	5,921	5,162
Total Cablevision	$204,314	$249,918

	Nine Months Ended September 30,
	2009	2008
CAPITAL EXPENDITURES

Consumer premise equipment	$262,836	$307,093
Scalable infrastructure	101,305	121,821
Line extensions	22,734	21,447
Upgrade/rebuild	14,181	3,997
Support	60,780	67,089
Total Cable Television	461,836	521,447
Optimum Lightpath	55,738	52,901
Total Telecommunications	517,574	574,348
Rainbow	8,835	15,580
MSG	37,240	27,695
Newsday	5,704	805
Other (Corporate, Theatres, MSG Varsity and PVI)	13,807	15,151
Total Cablevision	$583,160	$633,579